Exhibit 10.10

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of the April 3, 2013, by and among Provident New York Bancorp, a Delaware corporation (the “Company”), Provident Bank, a savings bank organized and existing under the laws of the United States of America (the “Bank”; and together with the Company, “Provident”), and Michael Bizenov (“Executive”), to be effective upon the occurrence of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp, a New York corporation (“Sterling”), and the Company (the “Merger Agreement”)). If the Effective Time does not occur, this Agreement shall be null and void ab initio, and of no further force and effect.
WITNESSETH:
WHEREAS, Executive is currently employed by Sterling as Executive Vice President and party to that certain Change in Control Severance Agreement, dated as of June 8, 2004, by and between Executive and Sterling, as amended (the “Prior Agreement”); and
WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of Provident and its shareholders to assure that Provident will have the continued dedication of Executive following the Merger (as defined in the Merger Agreement) and, in order to accomplish this objective, the Company Board and the Board of Directors of the Bank (the “Bank Board”) have caused the Company and the Bank, respectively, to enter into this Agreement; and
WHEREAS, effective as of the date on which the Effective Time occurs (the “Effective Date”), the Company and the Bank desire to continue to employ Executive as Executive Vice President, Consumer Bank President of the Company and the Bank pursuant to the terms of this Agreement, and the Prior Agreement shall terminate (other than with respect to Section 5 (“Certain Additional Payments by the Company”)) of the Prior Agreement, which shall survive as provided in Section 16(h) hereof); and
WHEREAS, Executive desires to serve in such positions.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company, the Bank and Executive hereby agree as follows:
1.Employment.
Subject to the terms set forth herein, the Company and the Bank agree to employ Executive as Executive Vice President, Consumer Bank President of the Company and the Bank, and Executive hereby accepts such employment. As Executive Vice President, Consumer Bank

Exhibit 10.10

President of the Company and the Bank, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions, including overseeing Mortgage Banking and Financial Centers (including Mortgage Warehouse Lending), and working with the Leadership Team to develop and implement the Private Wealth Management Strategy, as well as those duties that are delegated to Executive by the Chief Executive Officer of the Company or the President of Regional Banking. Executive shall also have a role in the strategic planning and marketing processes and shall be a member of the executive Leadership Team. While employed, Executive shall report to the Chief Executive Officer of the Company or the President of Regional Banking (as designated by the Chief Executive Officer of the Company), and Executive shall devote his or her full business time and attention to the business and affairs of the Company and the Bank, and shall use his or her best efforts to advance the interests of the Company and the Bank; provided that, Executive may engage in outside activities in accordance with Section 5.
2.    Employment Period.
(a)    Duration. Executive’s period of employment with the Company and the Bank under this Agreement shall begin on the Effective Date and shall continue until the day following the third anniversary of the Effective Date (or, if a Change in Control occurs prior to such day, the first anniversary of the date of the Change in Control, if later), unless terminated prior thereto by either Provident or Executive in accordance with Section 6 hereof (such period of employment being the “Employment Period”).
(b)    Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company, the Bank and Executive may agree.
3.    Compensation.
(a)    Base Salary. In consideration for the services performed by Executive during the Employment Period, the Bank shall pay to Executive an annual salary (“Base Salary”) of $400,000.00. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary shall be reviewed at least annually during the Employment Period for possible upward adjustment, and Executive’s Base Salary shall not be reduced without Executive’s consent. The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be increased.
(b)    Annual Bonus. For each fiscal year of the Company during the Employment Period beginning with the fiscal year commencing on October 1, 2013, Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (or any successor

Exhibit 10.10

thereto) (the “Annual Bonus Plan”). Executive’s target annual bonus under the Annual Bonus Plan shall be 30% of Executive’s Base Salary (the “Target Bonus”). The actual amount of Executive’s annual bonus shall depend upon the achievement of performance goals established by the Compensation Committee of the Company Board, with the actual bonus to be determined by the Compensation Committee of the Company Board. The terms and conditions of the Annual Bonus Plan and the payments to Executive thereunder shall be applied on a basis not less favorable to Executive than to other similarly situated senior executives of Provident generally. Annual bonuses awarded to Executive under the Annual Bonus Plan are referred to herein as “Annual Bonuses.” The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan.
(c)    Long-Term Compensation.
(i)    During the Employment Period, Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers. Executive’s target annual equity award opportunity shall be 30% of the Base Salary, with the actual award to be determined by the Compensation Committee of the Company Board, on a basis not less favorable to Executive than to other similarly situated senior executives of Provident generally.
(ii)    In consideration for Executive’s continued employment and for agreeing to the covenants set forth in Sections 8, 9(a) and 9(b), on the Effective Date, Executive shall be granted an award consisting of either restricted stock or restricted stock units (at the Company’s election) with an aggregate grant date value of $375,000.00 (the “Retention Award”), which award shall vest and be settled in equal annual installments on each of the first three anniversaries of the Effective Date, subject, except as provided below, to Executive’s continued employment with the Bank and compliance in all material respects with the restrictive covenants in Sections 8, 9(a) and 9(b) below, subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure, in each case, through the applicable vesting date. The number of shares of the Company’s common stock subject to the Retention Award shall be determined by dividing (x) $375,000.00 by (y) the Fair Market Value (as defined under the Provident New York Bancorp 2012 Stock Incentive Plan (the “Stock Plan”)) of a share of the Company’s common stock on the Effective Date. If Executive’s employment with the Bank is terminated without Cause (as defined below), for Good Reason (as defined below) or due to death or Disability (as defined below), the Retention Award shall vest in full (with settlement to occur as soon as reasonably practicable (but in no event later than 60 days) following such termination of employment), subject, in each case other than a termination due to death, to Section 6(g) and, until the third anniversary of the Effective Date, to the clawback of the shares received on vesting of the Retention Award (or recoupment of the value derived from the proceeds of any sale of any such shares (but not greater than the Fair Market Value of such

Exhibit 10.10

shares on the applicable vesting date)) if Executive does not comply in all material respects with the restrictive covenants set forth in Sections 8, 9(a) and 9(b), subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure. Except as provided herein, the Retention Award shall be subject to the terms and conditions of the Company’s standard form of award agreement and such other customary terms and conditions as the Company may establish; provided that, for the avoidance of doubt, (A) the vesting and termination provisions specified herein shall control notwithstanding the vesting and termination, including retirement, provisions contained in the standard form of award agreement or the Stock Plan and (B) such grant may be made pursuant to the “employment inducement awards” exemption under the New York Stock Exchange Listed Company Manual. Notwithstanding the foregoing, if any portion of the Retention Award cannot be granted under the Stock Plan or pursuant to the “employment inducement awards” exemption under the New York Stock Exchange Listed Company Manual or for any other reason, such portion of the Retention Award shall be granted in the form of cash-settled restricted stock units, which cash-settled restricted stock units shall otherwise have terms and conditions consistent with those applicable to any portion of the Retention Award granted as restricted stock or stock-settled restricted stock units, as applicable.
(d)    Employee Benefit Plans; Paid Time Off.
(i)    Benefit Plans. During the Employment Period, Executive shall be an employee of the Company and the Bank, and shall be entitled to participate, on terms and conditions not less favorable to Executive than other similarly situated senior executives of Provident generally, in Provident’s (A) tax-qualified defined contribution retirement plans (currently, Provident’s 401(k) and Profit Sharing Plan and Employee Stock Ownership Plan); (B) group life, health and disability insurance plans, and supplemental long-term disability and long-term care plans; and (C) any other employee benefit plans and programs and perquisites in accordance with Provident’s customary practices with respect to other similarly situated senior executives of Provident generally, provided that Executive’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees currently eligible to commence participating in the plan or program), and provided, further, that nothing herein shall limit Provident’s right to amend or terminate any such plans or programs. In addition, Executive shall be entitled to all accrued and vested rights and benefits under the terms of the broad-based employee benefit plans and programs of Sterling immediately prior to the Effective Time (for the avoidance of doubt, other than any rights relating to separation or termination pay or benefits).
(ii)    Paid Time Off. Executive shall be entitled to four (4) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with Provident’s usual practices), as well as sick leave, holidays and

Exhibit 10.10

other paid absences in accordance with Provident’s policies and procedures for senior executives. Any unused paid time off during an annual period may be carried forward into the following year to the extent permitted under Provident’s policies and procedures and Executive shall be compensated for any unused paid time off to the extent provided for under Provident’s policies and procedures as applicable to other similarly situated senior executives of Provident generally.
(e)    Expenses. The Bank shall reimburse Executive for Executive’s ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of Executive’s duties under this Agreement upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.
(f)    Initial Payment. In full settlement of the Company, Sterling and their respective affiliates’ obligations under the Prior Agreement, within 10 business days after the Effective Date, the Bank shall pay to Executive a lump sum payment in cash of $950,000.00 (the “Initial Payment”). The Initial Payment shall not be considered compensation for purposes of determining payments or benefits due under any other employee benefit plan, program or agreement.
4.    Principal Place of Employment.
Executive’s principal place of employment during the Employment Period shall be at the Company’s offices in Great Neck, New York or at such other location upon which the Company and Executive may mutually agree, and subject to travel to such other locations as shall be necessary to fulfill the employment duties.
5.    Outside Activities and Board Memberships
During the Employment Period, Executive shall not provide services on behalf of any financial institution or other entity or business that competes with the Company, the Bank or any of their affiliates (each, a “competitive business”), or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire, by reason of purchase during the Employment Period, the ownership of more than 1% of the outstanding equity interest in any such competitive business. In addition, during the Employment Period, Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with Provident. Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to approval by the Company Board, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Company in accordance with Provident’s policies and procedures. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the

Exhibit 10.10

stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of Executive’s duties under this Agreement. Nothing in this Section 5 shall limit any of Executive’s obligations under Section 9 hereof.
6.    Termination of Employment.
(a)    Termination by Provident without Cause.
(iii)    Provident shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(f). For sake of clarity, neither termination of Executive’s employment pursuant to Section 6(e) nor upon or after expiration of the Employment Period shall constitute a termination without Cause for purposes of Section 3(c) or this Section 6.
(iv)    In the event that Provident terminates Executive’s employment during the Employment Period without Cause:
(A)    The Bank shall pay or provide to Executive any Accrued Obligations, and Executive shall, subject to Section 6(g), have the rights in respect of the Retention Award as set forth in Section 3(c);
(B)    If such termination occurs other than as provided in Section 6(a)(ii)(C) below, then, subject to Section 6(g), the Bank shall (I) pay to Executive, within sixty (60) days following the date of termination, a lump sum cash payment (the “Severance Payment”) equal to the sum of (x) Executive’s Base Salary immediately prior to termination of employment plus (y) the amount of Executive’s Target Bonus for the fiscal year including Executive’s termination of employment, and (II) pay to Executive on a monthly basis commencing with the first month following Executive’s termination of employment, and continuing until the eighteenth month following Executive’s termination of employment, a cash payment equal to the monthly COBRA premium in effect as of the date of Executive’s termination of employment for the level of coverage in effect for Executive under Provident’s group health plan (the “COBRA Payments” and, together with the Severance Payment, the “Severance Benefits”); and
(C)    If such termination occurs upon or within 12 months after a Change in Control, or Executive reasonably demonstrates (or the Bank agrees) that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, then, subject to Section 6(g), the Bank shall (I) pay to Executive, within sixty (60) days following the date of termination, a lump sum cash payment (the “CIC Severance Payment”) equal to two (2) times the sum of (x) Executive’s Base

Exhibit 10.10

Salary immediately prior to termination of employment plus (y) the amount of Executive’s Target Bonus for the fiscal year including Executive’s termination of employment, and (II) pay to Executive on a monthly basis commencing with the first month following Executive’s termination of employment, and continuing until the eighteenth month following Executive’s termination of employment, the COBRA Payments (together with the CIC Severance Payment, the “CIC Severance Benefits”).
(b)    Termination by the Company for Cause. Provident shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(f) hereof. In the event Executive’s employment is terminated for Cause, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.
(c)    Resignation by Executive without Good Reason. Executive may resign from employment during the Employment Period without Good Reason at any time by giving notice to the Bank as described in Section 6(f). In the event Executive resigns from employment without Good Reason, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.
(d)    Resignation by Executive for Good Reason. Executive may resign from employment under this Agreement for Good Reason by giving notice to the Bank as described in Section 6(f). In the event Executive resigns from employment for Good Reason, (i) the Bank shall pay or provide to Executive any Accrued Obligations, (ii) Executive shall, subject to Section 6(g), have the rights in respect of the Retention Award as set forth in Section 3(c), and (iii) if such resignation occurs upon or within 12 months after a Change in Control, Executive shall, subject to Section 6(g), be entitled to the CIC Severance Benefits to the same extent as if Executive’s employment was terminated by Provident without Cause pursuant to Section 6(a)(ii)(C) as of the date of Executive’s termination of employment for Good Reason.
(e)    Termination by Reason of Death or Disability of Executive.
(i)    In the event of Executive’s death during the Employment Period, Provident’s sole obligation shall be to pay to Executive’s legal representatives any Accrued Obligations, and Executive shall have the rights in respect of the Retention Award as set forth in Section 3(c).
(ii)    Provident shall be entitled to terminate Executive’s employment due to Executive’s Disability. If Executive’s employment hereunder is terminated due to Executive’s Disability, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations, and Executive shall, subject to Section 6(g), have the rights in respect of the Retention Award as set forth in Section 3(e).

Exhibit 10.10

(f)    Notice; Effective Date of Termination. Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or Provident (on the other hand) in writing in accordance with Section 14. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)    immediately after Provident gives notice to Executive of Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;
(ii)    immediately upon approval by the Company Board of termination of Executive’s employment for Cause;
(iii)    immediately upon Executive’s death;
(iv)    in the case of termination by reason of Executive’s Disability, the date on which Executive is determined to be permanently disabled for purposes of Provident’s long-term disability plan or policy that covers Executive; or
(v)    thirty (30) days after Executive gives written notice to Provident of Executive’s resignation from employment under this Agreement (including for Good Reason), provided that the Company or the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such other date.
(g)    General Release of Claims. Executive shall not (i) be entitled to any of the Severance Benefits pursuant to Section 6(a)(ii)(B) or the CIC Severance Benefits pursuant to Section 6(a)(ii)(C) or 6(d) nor (ii) have any rights in respect of the Retention Award pursuant to Section 3(c) (including as incorporated into Section 6) in the event Executive’s employment terminates due to Disability, without Cause or for Good Reason, unless, in each case, (A) Executive has executed and delivered to the Company a general release of claims (in the form attached hereto as Exhibit A) (the “Release”) and (B) such Release has become irrevocable under the Age Discrimination in Employment Act not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder. Executive’s entitlement to the Severance Benefits or CIC Severance Benefits, as applicable, and Executive’s rights in respect of the Retention Award under Sections 3(c) (including as incorporated into Section 6) are further conditioned upon Executive returning to Provident all property of Provident within seven (7) days following the date of Executive’s termination of employment with Provident and complying with the terms of Sections 8, 9(a) and 9(b) hereof, subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure, and the Release. Provident shall deliver to Executive a copy of the Release not later than three (3) days after Executive’s termination of employment hereunder pursuant to Section 6(a), 6(d) or 6(e)(ii) hereof. In the

Exhibit 10.10

event that the fifty-six (56) day period referenced above begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.
(h)    No Other Severance Benefits. Executive acknowledges and agrees the Severance Benefits or CIC Severance Benefits, as applicable, and other rights and benefits provided under this Agreement upon termination are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of Provident.
(i)    Payment of Obligations. Notwithstanding anything to the contrary herein, any payment obligation of the Bank under this Agreement may be satisfied in whole or in part by payment by the Company, the Bank or any affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by the Bank.
(j)    Resignation from Positions. Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with Provident and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of Provident or its affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Bank of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.
(k)    Golden Parachute Limit. Notwithstanding any other provision of this Agreement (including the proviso in Section 16(h)), in the event that any portion of the CIC Severance Benefits or any other payment or benefit received or to be received by Executive in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Company occurring following the Effective Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 6(k) shall be made by tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Company absent

Exhibit 10.10

manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in Executive’s Total Benefits pursuant to this Section 6(k), Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Payments, (ii) the CIC Severance Payment, (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. For the avoidance of doubt, in accordance with Section 16(h) of this Agreement, this Section 6(k) shall not apply to payments that are parachute payments as a result of a “change in ownership or control” (within the meaning of Section 280G of the Code) of Sterling resulting from the Merger.
7.    Certain Definitions.
(a)    “Accrued Obligations” means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Bank’s standard payroll policies, (ii) with respect to any termination without Cause, any earned and unpaid bonus of Executive under the Annual Bonus Plan for any completed fiscal year prior to the date of termination of employment, (iii) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement of Provident through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, (iv) any expense reimbursement to which Executive is entitled under Provident’s standard expense reimbursement policy (as applicable) and Sections 3(e) and 10 hereof, and (v) the Initial Payment (if not previously paid).
(b)    “Cause” means Executive’s failure or refusal to substantially perform Executive’s duties hereunder, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Company Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Company Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Bank shall furnish Executive

Exhibit 10.10

with a statement of the grounds for termination for Cause and shall afford Executive a reasonable opportunity to refute the grounds for the proposed termination. For purposes of hereof, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon the direction of the Company Board or the Bath Board based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or the Bank.
(c)    “Change in Control” means the occurrence of any of the following with respect to the Company occurring after the Effective Date:
(i)    any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of Provident or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities; or
(ii)    individuals who constitute the Company Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or
(iii)    the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division; or
(iv)    the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or

Exhibit 10.10

(v)    the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets.
(d)    Disability” means that Executive is deemed disabled for purposes of Provident’s long-term disability plan or policy that covers Executive.
(e)    “Good Reason” means the occurrence of any of the following events (without Executive’s consent):
(vi)    a material adverse change in Executive’s functions, duties, or responsibilities with the Company or the Bank, which change would cause Executive’s position to become one of materially lesser responsibility, importance or scope; or
(vii)    a material breach of this Agreement by the Company or the Bank.
Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (A) Executive shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof, (B) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty (30) days after expiration of such cure period.
8.    Confidentiality. In the course of Executive’s employment with and involvement with Provident, Sterling and their respective affiliates, Executive has obtained, or may obtain, secret or confidential information, knowledge or data concerning Provident’s, Sterling’s and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Executive shall hold in a fiduciary capacity for the benefit of Provident, Sterling and their respective affiliates, all secret or confidential information, knowledge or data relating to Provident, Sterling or any of their affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Sterling, Provident or any of their affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used or prepared during Executive’s employment shall remain the sole property of Provident and shall be promptly returned to Provident’s premises upon any termination of employment. After termination of Executive’s services with Provident, Executive shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it. The confidentiality provision contained herein is in addition

Exhibit 10.10

to and not in limitation of Executive’s duties as an officer and director under applicable law. For purposes of this Section 8 and Section 9 of this Agreement, references to the Company, the Bank, Provident, Sterling and their affiliates shall include their predecessor and any successor entities.
9.    Nonsolicitation; Noncompetition; Post-Termination Cooperation.
(a)    Executive hereby covenants and agrees that, while employed and for a period of eighteen (18) months following his or her termination of employment with Provident for any reason, Executive shall not, without the prior written consent of the Bank, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company, the Bank, Sterling or any of their respective affiliates to leave the Company, the Bank, Sterling or any such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, the Bank, Sterling or any of their respective affiliates until six (6) months after such individual’s relationship with the Company, the Bank, Sterling or such affiliate has been terminated, (iii) induce or attempt to induce any client, customer or other business relation (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Company, the Bank, Sterling or any of their respective affiliates to cease doing business or to reduce the amount of business which any client, customer or other business relation has customarily done or contemplates doing with the Company, the Bank, Sterling or any such affiliate, whether or not the relationship between the Company, the Bank, Sterling or any such affiliate and such client, customer or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Company, the Bank, Sterling or any such affiliate, on the other hand.
(b)    Executive acknowledges that, in the course of Executive’s employment with the Company, the Bank, Sterling and their respective affiliates (including their predecessor and any successor entities), Executive has become familiar, or will become familiar, with the Company’s, the Bank’s, Sterling’s and their respective affiliates’ trade secrets and with other confidential information, knowledge or data concerning the Company, the Bank, Sterling, their respective affiliates and their respective predecessors, and that Executive’s services have been and will be of special, unique and extraordinary value to the Company, the Bank, Sterling and their respective affiliates. Therefore, Executive agrees that, while employed and for a period of twelve (12) months following his or her termination of employment with Provident for any reason (the “Noncompetition Period”), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), in any locale of any country in which the Company, the Bank, Sterling or any of their respective affiliates conducts business. For purposes of this

Exhibit 10.10

Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in the business in which the Company, the Bank, Sterling and their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services. Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.
(c)    Executive hereby agrees that prior to accepting employment with any other person or entity during the Noncompetition Period, Executive shall provide such prospective employer with written notice of this Section 9, with a copy of such notice delivered promptly to the Bank.
(d)    During the Employment Period and following the cessation of Executive’s employment for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company, the Bank, Sterling and/or their respective affiliates, as may reasonably be requested by the Company, the Bank, Sterling or such affiliates, with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by Sterling or while employed by the Bank under this Agreement, and (ii) cooperate with the Company, the Bank, Sterling and their respective affiliates during the course of all third-party proceedings arising out of the Company, the Bank, Sterling and their respective affiliates’ business about which Executive has knowledge or information.
(e)    Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 9(b), are to protect the goodwill and trade secrets and confidential information of the Company, the Bank, Sterling and their respective affiliates; (ii) that the foregoing covenants, including without limitation the noncompetition covenant of Section 9(b), are being entered into in connection with the transactions contemplated by the Merger Agreement; and (iii) because of the nature of the business in which the Company, the Bank, Sterling and their respective affiliates are engaged, and because of the nature of the trade secrets and confidential information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event Executive breached any of the covenants of Section 8 or this Section 9. Executive understands that the covenants may limit Executive’s ability to earn a livelihood in a Competing Business. Executive acknowledges that the

Exhibit 10.10

Company would be irreparably injured by a violation of Section 8 or this Section 9, and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under Section 8 or this Section 9. Accordingly, if the Company or its affiliates institutes any action or proceeding to enforce any of the provisions of Section 8 or this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available (including, without limitation, clawback of the shares received on vesting of the Retention Award (or recoupment of the value derived therefrom), as provided in Section 3(c)(ii) of this Agreement, and termination of the obligation for the Company and the Bank to pay compensation or benefits hereunder due to Executive’s failure to comply in all material respects with the restrictive covenants in Section 8, 9(a) or 9(b), subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure), the Company and its affiliates shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in Section 8 or this Section 9 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of Section 8 and this Section 9, which shall survive in accordance with their terms.
10.    Section 409A of the Code
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A, Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with Provident’s policies with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement

Exhibit 10.10

in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Executive’s separation from service (or, if earlier, upon Executive’s death), and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits and CIC Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits or CIC Severance Benefits are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits or CIC Severance Benefits, as applicable, in order of payment in such manner as results in the maximum exclusion of such Severance Benefits or CIC Severance Benefits, as applicable, from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Benefits or CIC Severance Benefits, as applicable, and any other payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A shall be deemed to be a separate payment for purposes of Section 409A of the Code.
11.    Additional Termination and Suspension Provisions
(a)    If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(3) and (g)(1)), all obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and the Bank may in their discretion (but subject in all events to the requirements of Code Section 409A), (i) pay Executive all of the compensation withheld while the Company’s and the Bank’s obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Company’s and the Bank’s obligations which were suspended, and in exercising such discretion, the Company and the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any

Exhibit 10.10

withheld compensation to Executive, and to reinstate any suspended obligations of the Company and the Bank.
(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(4) or (g)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(c)    If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813(x)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.
(d)    All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the OCC or other applicable banking regulator (the “Regulator”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
(e)    If any regulation applicable to the Company or the Bank shall hereafter be adopted, amended or modified, or if any new regulation applicable to the Company or the Bank and effective after the date of this Agreement:
(i)    shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and
(ii)    shall permit the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.
12.    Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in New York County, New York, in accordance with the

Exhibit 10.10

Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
13.    Indemnification and Insurance
(a)    To the extent that Provident provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, Provident shall provide such coverage to Executive on substantially the same basis. Provident shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive’s having been an officer of the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following Executive’s termination of employment with Provident), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Company Board). Any such indemnification shall be made consistent with Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
(b)    Notwithstanding the foregoing, no indemnification shall be made by the Bank unless the Bank gives the Regulator, to the extent required, at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Company Board shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made if the Regulator advises the Bank in writing within such notice period, of its objection thereto.
(c)    Executive shall be entitled to indemnification pursuant to Section 6.7 of the Merger Agreement, and Provident’s obligations pursuant to this Section 13 shall be in addition to, and not in limitation of, its obligations pursuant to Section 6.7 of the Merger Agreement.
14.    Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic or telephonic confirmation of receipt from

Exhibit 10.10

the receiving facsimile machine; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive:	Michael Bizenov At the address most recently on the books and records of the Bank.
If to the Company or the Bank:	Provident New York Bancorp or Provident Bank, as applicable 400 Rella Boulevard Montebello, New York 10901 Attention: General Counsel

15.    Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
16.    Miscellaneous
(a)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive, his or her legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank, as applicable, may be sold or otherwise transferred. Any such successor of the Company or the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company or the Bank, as applicable, and Executive’s obligations hereunder shall continue in favor of such successor.
(b)    Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
(c)    Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Exhibit 10.10

(d)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(e)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 U.S.C. §§ 1828(k) and any regulations promulgated thereunder.
(f)    Withholding. The Company and the Bank may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(g)    Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.
(h)    Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including without limitation, the Prior Agreement, which shall terminate as of the Effective Time; provided that, notwithstanding the termination of the Prior Agreement, Section 5 of the Prior Agreement shall survive as if fully set forth herein, and shall survive any termination of this Agreement, solely with respect to payments that are parachute payments as a result of the “change in ownership or control” (within the meaning of Section 280G of the Code) of Sterling resulting from the Merger, regardless of whether such payments are determined to be parachute payments by Provident, Sterling or the Internal Revenue Service (for the avoidance of doubt, Section 6(k) of this Agreement shall apply to payments that are parachute payments as a result of a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Company occurring after the Effective Date).
[Signatures on next page]

Exhibit 10.10

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and Executive has hereunto set his or her hand, all as of the date specified above.

April 3, 2013 Date	EXECUTIVE /s/ Michael Bizenov Michael Bizenov
April 3, 2013 Date	PROVIDENT NEW YORK BANCORP /s/ Jack L. Kopnisky Name: Jack L. Kopnisky Title: President and Chief Executive Officer
April 3, 2013 Date	PROVIDENT BANK /s/ Jack L. Kopnisky Name: Jack L. Kopnisky Title: President and Chief Executive Officer

Exhibit 10.10

Exhibit A
RELEASE AGREEMENT
THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the [___] day of [________], 20[__] by and between Provident New York Bancorp (the “Company”) and Michael Bizenov (“Executive”).
WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of April 3, 2013 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive’s services to the Company.
NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section [___] of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:
1.    In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans as of the date of Executive’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter “ADA”); § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave

Exhibit 10.10

matters); any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts, with the Company or any other of the Released Parties. Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section [__] of the Employment Agreement (or any rights referenced in Section 16(h) of the Employment Agreement that, by their terms, are intended to survive the Employment Period); (b) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of the Company or any of its affiliates; and (c) any claims that Executive may not by law release through a settlement agreement such as this.
2.    To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that Executive will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.
3.    Older Workers Benefit Protection Act /ADEA Waiver:
(g)    Executive acknowledges that the Company has advised Executive in writing to consult with an attorney of Executive’s choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive’s choice before signing this Agreement.
(h)    Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.
(i)    Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention

Exhibit 10.10

to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.
(j)    The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.
4.    Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including any such materials that may be at Executive’s home.
5.    This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.
6.    This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.
7.    The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.
8.    Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.
9.    The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

Exhibit 10.10

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

EXECUTIVE /s/ Michael Bizenov Michael Bizenov
PROVIDENT NEW YORK BANCORP /s/ Jack L. Kopnisky Name: Jack L. Kopnisky Title: President and Chief Executive Officer
PROVIDENT BANK /s/ Jack L. Kopnisky Name: Jack L. Kopnisky Title: President and Chief Executive Officer